Letter Agreement

June 21, 2007

CornerWorld Corporation 12222 Merit Drive Suite 170 Dallas, TX 75251

Reference:	Share Exchange Agreement dated May 11, 2007 (the “ Agreement”)

Attention:	Scott Beck

Dear Mr. Beck

Further to our discussions on a specific term contained within the referenced Agreement Clause 2.3 Purchase Price (b), the Agreement was not correct as to the date on which the 60-day period commenced.

The Parties to the Agreement agree that Clause 2.3 (b) shall be modified to read as follows.

Should the proceeds from the sale of the shares total at least $500,000 but still be less than the Purchase Price within sixty (60) days of the receipt of a trading symbol, May 31, 2007 (the “Purchase Price Closing Period”), then and in such event Dynasty or a Dynasty designee and the Company agree to extend the period during which they shall continue to make sales of the shares towards satisfying the payment of the Purchase Price for an additional ninety (90) days period. Notwithstanding the foregoing, CornerWorld shall have the option, at any time during the Purchase Price Payment Period (including the time during with such period may be extended), to deliver the balance of the Purchase Price to the Company in cash and to receive the remaining unsold Shares, together with duly executed stock powers, for disposition. If, however, the proceeds of the sale of the 3,000,000 Shares exceed the Purchase Price, Dynasty and the Company agree, on behalf of themselves and the Company’s shareholders, to contribute such excess funds to the Company.

Counterparts. This Letter Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopy will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

CORNERERWORLD CORPORATION

By: /s/ Brent Sheppard Name: Brent Sheppard Title: President

CORNERWORLD, INC.

By: /s/ Scott Beck Name: Scott Beck Title: President